CERTIFICATE

      The undersigned, Controller of CONSULTING GROUP CAPITAL MARKETS FUNDS (the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 683,469,466 shares of beneficial interest, par value $0.001 per share, the sales of which are reported in the Fund's Rule 24f-2 Notice covering the fiscal year ended August 31, 1996 and that the facts otherwise stated in such Notice are true.


                                   Thomas M. Reynolds
                                   Controller

Dated:         October 24, 1996